Exhibit 99.B(h)(4)

AMENDMENT NO. 2 TO AMENDED AND RESTATED ADMINISTRATION AND
TRANSFER AGENCY AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED ADMINISTRATION AND TRANSFER AGENCY AGREEMENT (this “Second Amendment”) made this 22 day of February, 2018, (the “Second Amendment Effective Date”) between SEI Institutional Managed Trust, a Massachusetts trust (the “Trust”); each existing and any future controlled foreign corporations which are wholly owned subsidiaries of any existing or future series of the Trust (each a “CFC” and collectively, the “CFCs”); and SEI Investments Global Funds Services (as successor in interest to SEI Investments Fund Management) (the “Administrator).

WHEREAS, the Trust and the Administrator entered into an Amended and Restated Administration and Transfer Agency Agreement dated as of the 10th day of December, 2003 pursuant to which the Administrator agreed to provide certain administration, transfer agency and dividend distribution services to the Trust (the “Agreement);”

WHEREAS, the Trust and the Administrator amended the Agreement as of the 28th day of March, 2012 to add Accumulation Commodity Strategy Subsidiary Ltd. (a wholly owned subsidiary of SIMT Multi-Asset Accumulation Fund) and Inflation Commodity Strategy Subsidiary Ltd. (a wholly owned subsidiary of SIMT Multi-Asset Inflation Managed Fund) as parties to the Agreement; and

WHEREAS, the Trust, Accumulation Commodity Strategy Subsidiary Ltd, Inflation Commodity Strategy Subsidiary Ltd. and the Administrator desire to amend the Agreement for the purpose of adding an additional CFC and as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.                                      New Parties to Agreement (Dynamic Commodity Strategy Subsidiary Ltd., and any future controlled foreign corporations which is a wholly owned subsidiary of any existing or future series of the Trust). From and after the Second Amendment Effective Date, the Dynamic Commodity Strategy Subsidiary Ltd. Is hereby added as a party to the Agreement and any future controlled foreign corporation which is a wholly owned subsidiary of any existing or future series of the Trust shall be added as a party to the Agreement by way of executing an amended Schedule D to the Agreement, and each shall be referred to each as a “CFC” and together, as the “CFCs,” which CFCs shall be included within the definition of Trust or a Fund for all purposes hereunder, wherever applicable.

3.                                      Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

4.                                      Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.                                      Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator, the Funds, the Managed Account, the Investment Manager and each of their respective permitted successors and assigns.

6.                                      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict of laws or choice of laws rules or principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

TRUST:		ADMINISTRATOR:

SEI INSTITUTIONAL MANAGED TRUST		SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/Stephen G. MacRae	By:	/s/Stephen G. Meyer
Name:	Stephen G. MacRae	Name:	Stephen G. Meyer
Title:	Vice President	Title:	CEO & President

CFCs:

ACCUMULATION COMMODITY STRATEGY SUBSIDIARY LTD.		INFLATION COMMODITY STRATEGY SUBSIDIARY LTD.

By:	/s/James J. Hoffmayer	By:	/s/James J. Hoffmayer
Name:	James J. Hoffmayer	Name:	James J. Hoffmayer
Title:	Controller & CFO	Title:	Controller & CFO

DYNAMIC COMMODITY STRATEGY SUBSIDIARY LTD.

By:	/s/James J. Hoffmayer
Name:	James J. Hoffmayer
Title:	Controller & CFO